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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: June 26, 2000


                              UnitedGlobalCom, Inc.
               (Exact Name of Registrant as Specified in Charter)


   Delaware                          0-21974                    84-1116217
(State or other                    (Commission                 (IRS Employer
jurisdiction of                    File Number)                Identification #)
incorporation)



             4643 South Ulster Street, Suite 1300, Denver, CO 80237
                     (Address of Principal Executive Office)


                                 (303) 770-4001
              (Registrant's telephone number, including area code)


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ITEM 5.   OTHER EVENTS.
-----------------------

     On June 26, 2000, UnitedGlobalCom, Inc. ("United") and Liberty Media Corporation ("Liberty") announced an agreement pursuant to which United will acquire certain of Liberty's international broadband distribution and programming assets in exchange for $200 million in cash and 75.3 million shares of United's Class B common stock. These shares represent a 38% economic and 72% voting interest in United. The Liberty assets to be acquired by United include a 25% indirect economic interest in Telewest Communications plc ("Telewest"), certain interests in Latin America and certain other broadband interests held by Liberty. In addition, United will be granted rights of first offer with respect to Liberty's programming and distribution assets in Japan and certain other broadband interests in other markets.

     Upon closing of the transaction, Liberty will be bound by voting and standstill agreements with United and certain of its controlling shareholders, and will have the right to appoint four of 12 representatives to the Board of Directors of United. Closing of this transaction is subject to certain regulatory, shareholder and third party approvals.

     In connection with this transaction, United will exchange the 25% economic interest in Telewest for 128.2 million shares of United Pan-Europe Communications N.V. ("UPC"), increasing United's ownership in UPC from approximately 51% at present to approximately 61% on a pro forma basis.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
-------------------------------------------

(c)      Exhibits

         10.1 Agreement, dated as of June 25, 2000, among UnitedGlobalCom, Inc., United Pan-Europe Communications N.V., Liberty Media International, Inc. and Liberty Media Corporation.

         99.1     Press release, dated June 26, 2000.







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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           UNITEDGLOBALCOM, INC.



DATE:  July 12, 2000                       By: /s/ Frederick G. Westerman, III
                                               ---------------------------------
                                               Frederick G. Westerman, III
                                               Chief Financial Officer






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                                  EXHIBIT INDEX

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------

  10.1 Agreement, dated as of June 25, 2000, among UnitedGlobalCom, Inc., United Pan-Europe Communications N.V., Liberty Media International, Inc. and Liberty Media Corporation.

  99.1     Press release, dated June 26, 2000.